DELAWARE VIP TRUST

Registration No. 811-05162
FORM N-SAR
Annual Period Ended December 31, 2014

SUB-ITEM 77B: Accountant?s report on internal control

Accountant's report on internal control, attached as Exhibit.

SUB-ITEM 77D: Policies with respect to security investments

On November 20, 2014, the Board of Trustees of Delaware VIP Trust (the ?Registrant?) voted to establish and disclose limitations related to the Delaware VIP Smid Cap Growth Series (the ?Series?) investment policy in real estate investment trusts. The changes to the Series? investment strategies are incorporated herein by reference to the Registrant?s prospectus and statements of additional information for the Series dated April 30, 2014, as filed with the Securities and Exchange Commission on November 20, 2014 (SEC Accession Nos. 0001582816-14-000644 and 0001582816-14-000648).

On November 20, 2014, the Board of Trustees of the Registrant voted to establish and disclose limitations related to the Delaware VIP U.S. Growth Series (the ?Series?) investment policy in real estate investment trusts. The changes to the Series? investment strategies are incorporated herein by reference to the Registrant?s prospectus and statements of additional information for the Series dated April 30, 2014, as filed with the Securities and Exchange Commission on November 20, 2014 (SEC Accession Nos. 0001582816-14-000646 and 0001582816-14-000648).

SUB-ITEM 77O: Transactions effected pursuant to Rule 10f-3

Two (2) transactions for the annual period ended December 31, 2014 effected pursuant to Rule 10f-3, attached as Exhibits.
WS: MFG_Philadelphia: 889772: v1

WS: MFG_Philadelphia: 868407: v1